Exhibit No. 15

November 3, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549

RE:                  Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated November 3, 2006, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of September 30, 2006, and for the three month periods ended September 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota